Exhibit n.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Hercules Capital, Inc.

We have audited the consolidated financial statements of Hercules Capital, Inc. and its subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 referred to in our report dated February 21, 2019 appearing in the registration statement on Form N-2.We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2016, 2015, 2014, 2013, 2012, 2011, and 2010 (not presented herein) appearing under Item 8 of the Company’s 2016, 2015, 2014, 2013 and 2012 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Hercules Capital, Inc. and its subsidiaries for each of the eight years in the period ended December 31, 2018 appearing on page 29 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 28, 2019